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                                                                    Exhibit 10.2

                        EMPLOYMENT AGREEMENT AMENDMENT
                        ------------------------------

     This AMENDMENT to the Employment Agreement dated as of July 30, 1997 (the "Employment Agreement"), by and between True North Communications Inc., a Delaware corporation (the "Company"), and Charles D. Peebler, Jr. (the "Executive") is entered into as of May 1, 1999.

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Company and the Executive have entered into the above-referenced Employment Agreement pursuant to which the Executive has served as the President of the Company and the Chairman and Chief Executive Officer of the True North Diversified Companies;

     WHEREAS, the Employment Agreement replaced and superseded the Employment Agreement dated as of April 1, 1992, between the Executive and Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), and was entered into in connection with the execution of the Agreement and Plan of Merger, dated as of July 30, 1997, among the Company, Cherokee Acquisition Corporation and Bozell, pursuant to which Bozell became a wholly-owned subsidiary of the Company as of December 30, 1997; and

     WHEREAS, the Company and the Executive have mutually agreed to modify the Executive's title, duties, responsibilities and corresponding compensation, and the parties desire to amend the Employment Agreement accordingly, as set forth below.

     NOW, THEREFORE, it is agreed that the Employment Agreement is hereby amended, effective as of May 1, 1999, in the following respects:

     1. Position and Duties. Section 1.1 of the Employment Agreement is amended in its entirety to read as follows:

          "The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by the Company, upon the terms and subject to the conditions contained in this Agreement, as the Company's Chairman Emeritus. The Executive shall report directly to the Chief Executive Officer of the Company or, as applicable, to the Board of Directors of the Company (the `Board'). The Executive's services hereunder shall be performed on a part-time basis at the Company's offices located in New York City except for travel reasonably required to perform such services. During the Term of Employment (as hereinafter defined), the Executive shall work as an employee hereunder the equivalent of at least 10 full business days each month. It shall not be a violation of this Agreement for the Executive to manage his personal finances, investments and business affairs, or to engage in or serve such civic, community, charitable, education, religious and similar type activities and organizations as he may select, or to serve as a director of a reasonable number of business corporations, so long as such activities do not impact the performance of the Executive's duties and responsibilities hereunder, and so long as no such service as a director is inconsistent with his positions and duties hereunder. During the Term of Employment,

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          Company management will recommend that the Executive be slated for election as a member of the Board."

     2. Responsibilities. Section 1.2 of the Employment Agreement is amended in its entirety to read as follows:

          "Subject to the powers, authority and responsibilities vested in the Board and the Chief Executive Officer and in duly constituted committees of the Board, the Executive, as an employee hereunder, shall have the authority and responsibility for (i) providing advisory and leadership assistance to the True North Diversified Companies,
          (ii) seeking opportunities for Company clients to benefit from total consolidation of their business with the Company's operating units,
          (iii) providing advice to the Chairman of the `Warriors Council,' (iv) developing business opportunities for the Company's operating units, including through the use of current and former business networks, (v) generating and presenting strategies and opportunistic ideas for the Company and its operating units, (vi) providing reports and recommendations to the Chief Executive Officer at least semi-annually,
          (vii) representing the Company in the New York community, and (viii) serving as an ex-officio member of staff and management meetings, as desired."

     3. Term of Employment. Section 2.1 of the Employment Agreement is amended to provide that the term of the Employment Agreement, as amended hereby, shall commence on May 1, 1999 and shall continue through July 31, 2002, unless earlier terminated in accordance with
          Section 2.2 of the Employment Agreement. This revised term of employment and any mutually agreed-upon extension thereof shall be referred to as the "Term of Employment."

     4. Base Salary and Incentive Compensation. Section 3.1 of the Employment Agreement is amended in its entirety to read as follows:

          "The Company shall pay to the Executive base salary at the rate of $300,000 per annum in accordance with the Company's regular payroll practices, but not less often than monthly. The Executive shall also be entitled to receive annual incentive compensation in accordance with the Company's Executive Compensation Program on a pro-rated basis for the period January 1, 1999 through April 30, 1999 (subject to a minimum amount of $250,000). Other than the stock option grant described in the first paragraph of Section 3.2 below, the Executive shall not be entitled to any incentive compensation with respect to the Term of Employment after May 1, 1999."

     5. Stock Options. Section 3.2 of the Employment Agreement is amended to read as follows:

          "The Executive is granted an option to purchase up to 15,000 shares of Company common stock under and pursuant to the terms and conditions of the True North Communications Inc. Stock Option Plan. This option is granted as of May 1, 1999, the per-share exercise price is the closing price of


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          Company common stock on that date, and it shall vest over three years.
          The specific terms and conditions of this option shall be set forth in a stock option agreement to be executed between the Executive and the Company.

          Subject to the third paragraph of this Section 3.2, upon termination or expiration of the Term of Employment, for any reason, or prior to the occurrence of a Change in Control (as hereinafter defined), all of the stock options theretofore granted to the Executive by the Company then held by the Executive shall be fully exercisable until the end of the full term thereof.

          The foregoing paragraph shall not apply to the stock option for 100,000 shares granted to the Executive on March 3, 1998 (the "Option"), if the Executive terminates his Employment pursuant to
          Section 4.2 hereof. Upon such elective termination, the Option, to the extent not previously exercised, shall automatically expire. Furthermore, if the Executive terminates his Employment pursuant to
          Section 4.2 hereof, he shall be obligated to repay promptly to the Company the dollar amount of any gain realized/1/ by him upon his exercise of the Option or to direct the Company to offset the dollar amount of any such gain against any amounts due to him from the Company at that time. In either event, to the extent legally permissible, the Company shall offset the dollar amount of any such repaid gain against the total of the Executive's compensation that is reported to the IRS on Form W-2 for the applicable calendar year."

     6.   Other Compensation and Benefits.  The following phrase is deleted from
          Section 3.4 of the Employment Agreement:

          "Executive shall be entitled to participate in the most favorable compensation plans, programs and arrangements (including any stock-related or incentive plans) maintained by, or offered to senior executives of, Bozell or its subsidiaries or affiliates from time to time, in accordance with the terms thereof, and the"

     7. Termination not for Cause or for Good Reason. Subsections (a) and (d) of Section 4.1 of the Employment Agreement are amended in their entirety to read as follows:

               "(a) the Executive shall be entitled to receive: (i) all Base Salary payable with respect to the Term of Employment through the date of the Notice of Termination, (ii) any unpaid incentive compensation for the period January 1, 1999 through April 30, 1999 (subject to the guaranteed minimum amount of $250,000), and (iii) reimbursement, in accordance with Section 3.5, of expenses incurred by him through the date of such Notice of Termination;"

               "(d) the Company will pay to the Executive $4,050,000 in a single lump-sum cash payment."

-----------------------------
/1/ The gain realized is defined as the number of shares exercised times the difference between the per share exercise price and the per share fair market value on the date of such exercise.


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     8.   Elective Termination.  Section 4.2 of the Employment Agreement is
          amended by changing the date February 28, 1999 to October 1, 1999, changing the date June 30, 1999 to April 30, 2000, and by amending subsections (a) and (c) in their entirety to read as follows:

               "(a) the payments and benefits provided in Section 4.1(a), (b) and (c); provided, however, that the benefits described in Section 4.1(b) shall not apply to the Option described in the third paragraph of Section 3.2, except to the extent the benefits described in Section 4.1(b) are applied under Section 4.3 or 4.4 below;"

               "(c) cash compensation equal to $1,350,000 and benefits otherwise payable hereunder during the remaining Term of Employment as if no Notice of Termination has been delivered, and for the balance of the Term of Consultancy, cash compensation equal to $810,000, payable in accordance with the usual payroll practices of the Company, but not less often than monthly."

     9. Definition of Good Reason. Section 4.6 of the Employment Agreement is amended to read as follows:

          "For purposes of this Agreement, `Good Reason' shall mean termination of the Executive's employment by the Executive due to the occurrence, without the Executive's express written consent, of any of the following events: (a) the assignment to the Executive of any duties that either (i) are inconsistent with the Executive's position, duties, responsibilities or status with the Company as set forth in Sections 1.1 and 1.2 or (ii) result in a diminution of Executive's responsibilities, (b) an adverse change in the Executive's reporting responsibilities, titles or offices with the Company, (c) a material breach of the Company's obligations set forth in this Agreement, including a breach of the covenant contained in Section 9.2, (d) a decrease in the Executive's base salary, (e) any requirement of the Company that the location where the Executive is based be materially changed, (f) any purported termination of the Executive's employment by the Company not effected in accordance herewith, or (g) the Executive shall have relinquished his position with the Company hereunder within two years after the occurrence of a Change in Control. For purposes of this Agreement, any action taken by the Company in good faith that is of such a nature that correction can be effected and that is fully corrected by the Company within 30 days after receipt of written notice thereof given by the Executive shall not constitute a basis for Good Reason."

     10. Termination for Cause or for other than Good Reason. Section 5.1 of the Employment Agreement is amended as follows:

          a.   Subsections (b) and (c) are replaced by the following subsection
               (b): "any unpaid incentive compensation for the period January 1, 1999


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               through April 30, 1999 (subject to the guaranteed minimum amount of $250,000);"

          b.   Subsection (d) and (e) are renumbered as subsections (c) and (d).

          c. The following phrase is deleted from the end of the first sentence of Section 5.1: "provided that in determining the aggregate amount of the Base Salary payable pursuant to clause
               (a) of this Section 5.1 and the Incentive Compensation payable pursuant to clause (c) of this Section 5.1, the Calendar Year Minimum Compensation shall be prorated through the date of termination of the Executive's employment hereunder for Cause or the Notice of Termination is given by the Executive, as applicable."

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 30th day of May, 1999, to be effective as of May 1, 1999.


                                     TRUE NORTH COMMUNICATIONS INC.


                                     By: /s/ David A. Bell
                                        ---------------------------------------
                                         David A. Bell,
                                         Chief Executive Officer


                                     By: /s/ Marilyn R. Seymann
                                        ---------------------------------------
                                         Marilyn R. Seymann,
                                         Chairman of the Compensation Committee
                                         of the Board of Directors

                                     EXECUTIVE


                                     /s/ Charles D. Peebler, Jr.
                                     ------------------------------------------
                                         Charles D. Peebler, Jr.


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